EXHIBIT 99.1
    ELMER'S
RESTAURANTS, INC.



PRESS RELEASE

For Release                                                   CONTACT:
                                                              --------
December 21, 2004                                             Kristi Dunlap
5:00 A.M. PST                                                 (503) 252-1485


                       ELMER'S RESTAURANTS, INC. RECEIVES
                             GOING PRIVATE PROPOSAL

         Portland, Oregon (December 21, 2004) - Elmer's Restaurants, Inc (NASDAQ--SmallCap: ELMS) (the "Company") announced that is has received a Tender Offer has been filed with the SEC for a going private transaction from a purchaser group led by Bruce N. Davis, the Company's Chairman of the Board, Chief Executive Officer and President, and consisting of 13 current shareholders and the Company's board of directors. In response to the Tender Offer the Company has prepared a Schedule 14D-9 which was filed with the SEC December 21, 2004. As a courtesy to shareholders, a copy of the Tender Offer and the Company's response is available on the company's website, www.elmers-restaurants.com or the SEC's website, http://www.sec.gov.

         The Company owns and operates 10 Elmer's Restaurants and franchises 23 Elmer's Restaurants in Washington, Oregon, California, Idaho and Montana. It also owns and operates five Mitzel's American Kitchen restaurants in the Puget Sound region of Washington, and 13 delicatessen-style restaurants in Oregon.

         This press release includes forward-looking statements within the meaning of federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the financing and other conditions to any proposed transaction, general economic conditions and other factors that may be identified in filings made with the SEC by the Company or the purchaser group.


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